Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Wintergreen Acquisition Corp.

We hereby consent to the inclusion in this Registration Statement (to be filed on August 28, 2026) on Amendment No. 5 to Form S-4 (No. 333-295118) with the U.S. Securities and Exchange Commission of Wintergreen Acquisition Corp. (the “Company”) of our report dated February 27, 2026, relating to our audits of the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 28, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us